Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SOUNDHOUND AI, INC.

Pursuant to Section 245 of the
Delaware General Corporation Law

The present name of the corporation is SoundHound AI, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”). The Corporation was incorporated under the name “Archimedes Tech SPAC Partners Co.” by the filing of its original Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on September 15, 2020, which such Certificate of Incorporation was amended and restated by the filing of the first Amended and Restated Certificate of Incorporation of the Corporation in the office of the Secretary of State of the State of Delaware on March 10, 2021 and by the filing of the Second Amended and Restated Certificate of Incorporation of the Corporation in the office of the Secretary of State of the State of Delaware on April 26, 2022. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, there being no discrepancy between such Second Amended and Restated Certificate of Incorporation, as so amended and supplemented, and the provisions hereof. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The Certificate of Incorporation of the corporation is hereby restated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

Section 1.1 The name of the corporation is SoundHound AI, Inc. (hereinafter sometimes referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

Section 2.1 The registered office of the Corporation is to be located at c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

Section 3.1 The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

Section 4.1 Total Authorized The total number of shares of all classes of stock that the Corporation has authority to issue is 800,000,000 shares, consisting of: 755,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 44,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”) and 1,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Section 4.2. Section 242(b)(2) Opt-Out The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the Corporation elects to be governed by Section 242(d) of the DGCL.

Section 4.3 Preferred Stock The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock. For the avoidance of doubt, the Corporation elects to be governed by Section 242(d) of the DGCL.

Section 4.4 Preferred Stock – Powers of the Board Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.5 Rights of Class A Common Stock and Class B Common Stock

Section 4.5.1 Except as otherwise provided in this Second Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

Section 4.5.2 Except as otherwise expressly provided by this Second Amended and Restated Certificate or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder as of the applicable record date.

Section 4.5.3 Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Section 4.5.4 Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Section 4.5.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Section 4.5.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (b) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Section 4.6 Conversion of Class B Common Stock

Section 4.6.1 Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.

Section 4.6.2 Automatic and Mandatory Conversion.

Section 4.6.2.1 Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon a Transfer (as defined below) of such share of Class B Common Stock, other than a Permitted Transfer (as defined below).

Section 4.6.2.2 Subject to earlier conversion pursuant to Section 4.6.2.3 of this Second Amended and Restated Certificate, each share of Class B Common Stock held by a Founder other than the Co-Founder/CEO, and such Founder’s respective Permitted Transferees (other than Permitted Transferees that are other Founders or their Permitted Transferees), shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the earliest to occur of: (a) the date fixed by the Board that is no more than one hundred eighty (180) days following the date that such Founder’s employment with the Corporation is terminated for Cause; (b) the date that such Founder’s employment by the Corporation ceases as a result of his resignation (other than for Good Reason or in connection with changes of such Founder’s roles and responsibilities that are approved by the Board); and (c) the date that is twelve (12) months after the death or Permanent Disability of such Founder. For the avoidance of doubt, an event giving rise to the conversion of the Class B Common Stock held by Mr. Emami and his Permitted Transferees, or by Mr. Hom and his Permitted Transferees, shall not affect the Class B Common Stock held by the other person, or the other person’s Permitted Transferees.

Section 4.6.2.3 Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the Final Conversion Date.

Section 4.7 Definitions

“Cause” shall mean the Corporation’s termination of a Founder’s employment as a result of: (a) the Founder’s commission of, or participation in, an act of fraud, embezzlement or any willful and material dishonesty against the Corporation; (b) Founder’s commission of, or participation in, an act of theft or misappropriation of property, information or other assets against the Corporation which results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (c) the Founder’s unauthorized use or disclosure of any proprietary information or trade secrets of the Corporation or any other party to whom the Founder owes an obligation of nondisclosure as a result of the Founder’s relationship with the Corporation; (d) the Founder’s indictment, conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (e) the Founder’s use of alcohol or drugs that materially interferes with his ability to perform his material duties and responsibilities to the Corporation, or that results in, or could reasonably be expected to result in, material loss, damage or injury to the Corporation and/or its subsidiaries, their goodwill, business or reputation; (f) the Founder’s material breach of a material policy of the Corporation, or material breach of a policy of the Corporation that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and/or its subsidiaries, their goodwill, business or reputation; (g) the Founder’s material breach of any of his obligations under his employment agreement with the Corporation, or any other material agreement entered into by and between the Founder and the Corporation, in each case, as in effect from time to time; (h) the Founder’s repeated insubordination, or refusal (other than as a result of disability) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with his position with the Corporation or (i) the Founder’s neglect or persistent unsatisfactory performance of the Founder’s duties; provided that, for clauses (a)-(i) above, the Corporation delivers written notice to the Founder of the condition giving rise to Cause within ninety (90) days after the Corporation knows of any such occurrence (other than knowledge of the Corporation attributable solely to the knowledge of the Founder). As used in Section 4.6.2.2 and the definition of “Final Conversion Date” in this Second Amended and Restated Certificate, the date of a termination for Cause shall be the date that is thirty (30) days after written notice by the Corporation to a Founder of a termination for Cause if the Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and the date of such termination shall be the date the Corporation delivers notice of such termination for Cause.

“CEO” shall mean the Chief Executive Officer of the Corporation.

“Co-Founder/CEO” shall mean Dr. Keyvan Mohajer.

“Effectiveness Date” shall mean the date of the filing of this Second Amended and Restated Certificate.

“Final Conversion Date” shall mean the earliest to occur of the following:

(a)	the date fixed by the Board that is no more than 180 days following the date that the employment of the Co-Founder/CEO as CEO is terminated by the Corporation for Cause;

(b)	the date that the employment of the Co-Founder/CEO as CEO ceases as a result of his resignation (other than for Good Reason or in connection with changes to his roles and responsibilities that are approved by the Board);

(c)	the date that is twelve (12) months following the death or Permanent Disability of the Co- Founder/CEO;

(d)	the later of (i) the date that is six (6) months following the Separation Date and (ii) the ten (10)-year anniversary of the Effectiveness Date;

(e)	the date fixed by the Board that is no less than sixty-one (61) days and no more than one hundred eighty (180) days following the date on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the then outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate; and

(f)	the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in the affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock.

“Founders” shall mean Keyvan Mohajer, Majid Emami and James Hom. A “Founder” shall mean an individual Founder.

“Good Reason” shall mean the occurrence of any of the following events, without the express written consent of a Founder: (a) the Corporation’s material breach of any of its obligations under its employment agreement with the Founder, as in effect from time to time; (b) any material adverse change in the Founder’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Founder materially inconsistent with his position; (c) any material reduction in the Founder’s annual base salary or annual target bonuses / incentives (other than across-the-board reductions affecting similarly situated employees, officers, advisors, consultants or other service providers of the Corporation or any of its subsidiaries); (d) the Corporation requires the Founder to relocate to a facility or location that increases his one-way commute by more than fifty (50) miles from the location at which he was working immediately prior to the required relocation; or (e) the failure of a successor to the Corporation to assume the Corporation’s obligations under the Founder’s employment agreement with the Corporation; provided that for clauses (a)-(e) above, the Founder (i) has not approved any such occurrence in his capacity as a stockholder, director, officer, employee or otherwise and (ii) has given written notice to the Corporation of the condition giving rise to Good Reason within ninety (90) days after any such occurrence. As used in Section 4.6.2.2 and the definition of “Final Conversion Date” in this Second Amended and Restated Certificate, the date of a resignation for “Good Reason” shall be the date (c) that is thirty (30) days after written notice by a Founder to the Corporation of an alleged condition giving rise to a resignation for Good Reason if the Corporation shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and the date of such resignation shall be the date the Founder delivers such notice.

“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, however, that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

“Permanent Disability” shall mean a permanent and total disability such that the applicable Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

“Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; (b) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; or (c) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company.

“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock: (a) by a Qualified Stockholder to (i) any Permitted Trust of such Qualified Stockholder, (ii) any Permitted IRA of such Qualified Stockholder, and (iii) any Permitted Entity of such Qualified Stockholder; (b) by a Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Stockholder to (i) such Qualified Stockholder, or (ii) any other Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Stockholder; or (c) by a Qualified Stockholder or a Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Stockholder to another Qualified Stockholder or the Permitted Trust, Permitted IRA or Permitted Entity of such other Qualified Stockholder.

“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

“Permitted Trust” shall mean with respect to a Qualified Stockholder: (a) a trust for the benefit of such Qualified Stockholder and for the benefit of no other person so long as the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; (b) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; or (c) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

“Qualified Stockholder” shall mean: (a) any of the Founders and (b) a Permitted Transferee.

“Separation Date” the date that both of the following conditions are met: (1) the Co-Founder/CEO no longer serves as the CEO and (2) the Co-Founder/CEO no longer serves as a member of the Board.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(a)	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b)	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c)	entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d)	the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(e)	the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(f)	in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA or Permitted Entity, as of such time that there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, or (ii) an entity that is a Qualified Stockholder, as of such time that there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity.

“Voting Control” shall mean, with respect to a share of Class B Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement or otherwise.

Section 4.8 In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article IV, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 4.9 Notwithstanding anything to the contrary in this Article IV, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Article IV occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

Section 4.10 The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

Section 4.11 The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Second Amended and Restated Certificate or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Subject to Section 5.4 and Section 5.5, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. Subject to Section 5.4, all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

Section 5.2 Subject to Section 5.4, the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 5.2.1 Election of directors need not be by ballot unless the Bylaws so provide.

Section 5.2.2 [Omitted].

Section 5.2.3 In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Second Amended and Restated Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Section 5.3 Removal. Subject to Section 5.4 hereof, directors may be removed either for or without cause, by the affirmative vote of the holders a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.4 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

Section 5.5 Vacancies. Subject to Section 5.4, and notwithstanding anything to the contrary herein, a director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

ARTICLE VI

BYLAWS

Section 6.1 In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Second Amended and Restated Certificate, the Board is expressly authorized to make, alter and repeal the Bylaws, but any Bylaws adopted by the Board may be adopted, amended, altered or repealed by the stockholders entitled to vote thereon; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Unless otherwise provided in the Bylaws, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition to the foregoing, the officers of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer of the Corporation to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 8.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 8.2 The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE IX

COMPROMISE OR ARRANGEMENT

Section 9.1 Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Section 10.1 Amendments. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article X. Subject to Sections 4.2 and 4.3 above, but notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, no provision of Article IV, Article V, Article VI, Section 7.1, Section 7.3, Article VIII, Article IX, or this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI

EXCLUSIVE FORUM

Section 11.1 Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Section 11.3 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.3.

ARTICLE XII

CORPORATE OPPORTUNITY

Section 12.1 Corporate Opportunities. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any “Included Opportunity.” The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors who are not also officers of the Corporation (“Outside Directors”) with respect to Included Opportunities. An “Included Opportunity” is any business opportunity relating to the research, development, manufacture, operation, production, or delivery of products or services related to conversational intelligence, voice artificial intelligence, voice interaction technology, automated voice technology or voice-enable products, voice-enable computing or voice-enable technologies that the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and that is presented to, offered to, acquired, created or developed by, or which otherwise comes into the possession of, any of the Corporation’s Outside Directors, unless such business opportunity is presented to, offered to, acquired, created or developed by, or which otherwise comes into the possession of, such Outside Director, expressly and solely in such Outside Director’s capacity as a director of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed its duly authorized officer as of the 29th day of May, 2025.

SOUNDHOUND AI, INC.

By:	/s/ Keyvan Mohajer
Name:	Dr. Keyvan Mohajer
Title:	Chief Executive Officer